OPTION AGREEMENT

Option Agreement (the “Option Agreement” or “Agreement”) made this __21st __ day of October, 2013, by and between Regent 33rd Realty Corp., with an address c/o Zane and Rudofsky, 601 West 26th Street, Suite 1315, New York, New York 10001 ("Seller"), and RCI Holdings Inc., with an address RCI Holdings Inc., 10959 Cutten Road, Houston, Texas 77066 ("Purchaser").

WITNESSETH :

Whereas, Seller is the owner and holder of a fee simple estate in and to that certain real property, with building and improvements thereon, located at 50 West 33rd Street, New York, New York (the “Premises”);

Whereas, Purchaser and Seller had previously entered into an Agreement of Sale dated December 6, 2012 (the “December PSA”) for the sale by Seller and purchase by Purchaser of the Premises,

Whereas, the December PSA was amended and modified by that Amendment to Purchase and Sale Agreement dated May 21, 2013 (the May 21, 2013 Amendment to Purchase and Sale Agreement, together with the December PSA is hereinafter referred to as the “Original PSA”);

Whereas, simultaneously with the execution and delivery of this Agreement, Purchaser and Seller will enter into the Cancellation and Termination of the Purchase and Sale Agreement (the “Termination of Original PSA”);

Whereas, simultaneously with the execution and delivery of this Agreement, Seller shall transfer approximately 39,006 zoning and development rights relating to the Premises (the “Air Rights”) to Purchaser, or its assignee, pursuant to the terms that certain Air Rights Purchase and Sale Agreement (the “Air Rights PSA”) and shall Purchaser shall cause Seller to receive the sum of Thirteen Million and 00/100 ($13,000,000.00) Dollars (the “Air Rights Payment”) [For the purposes of this Option Agreement the term “Air Rights” shall include all rights transferred pursuant to, or as a result of the Air Rights PSA.];

Whereas, provided that Seller receives the entire Air Rights Payment, without set-off or deduction, then, in such event, Seller is willing to grant to Purchaser the exclusive right and option to purchase Seller’s interest in the Premises;

Whereas, Purchaser desires to acquire the exclusive right and option to purchase Seller’s interest in the Premises.

Now Therefore, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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1.          Grant of Option.         Seller hereby grants to Purchaser the exclusive right and option to purchase Seller’s interest in the Premises (the “Purchase Option”) for a total purchase price of Ten Million and 00/100 ($10,000,000.00) Dollars on the terms and conditions set forth in the Purchase and Sale Agreement attached hereto and made a part hereof as Exhibit A (the “Purchase Agreement”). This Purchase Option shall continue in full force and effect from the date hereof until midnight on the 30th day of September, 2018 (the “Option Expiration Date”).

2.          Air Rights Transfer.         Purchaser acknowledges and understands that its right to purchase the Premises shall not include the Air Rights being sold and transferred pursuant to the Air Rights PSA, and that such sale and transfer will limit Purchaser’s ability to develop the Premises. Purchaser further acknowledges that the Ten Million ($10,000,000) Dollars purchase price for the Premises takes into consideration the sale and transfer of the Air Rights and receipt by Seller of the Air Rights Payment.

3.          Exercise of Option.         In order to exercise the Purchase Option on or before the Option Expiration Date, Purchaser shall deliver to Seller written notice of its election of the Purchase Option (the “Option Notice”). Upon receipt of the Option Notice, Seller shall be bound by the terms of the Purchase Agreement and the parties shall close in accordance with the Purchase Agreement.

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4.          Termination.

(i)          At any time prior to the exercise of the Purchase Option, Purchaser may, for any reason, terminate this Option Agreement by sending written notice to Seller (the “Termination Notice”). Upon receipt by Seller of the Termination Notice, this Option Agreement and the Purchase Agreement shall be deemed terminated and shall be of no further force and effect. Furthermore, in the event that Purchaser fails to deliver the Option Notice on or before the Option Expiration Date, this Option Agreement shall be deemed terminated and the Purchase Agreement shall be of no further force and effect.

(ii)         In the event (a) Purchaser or Seller terminates this Option Agreement (b) Purchaser fails to serve the Option Notice in a timely manner, and/or (c) Purchaser fails to closer under the terms of the Purchase Agrement, then, in any such event, Purchaser, which previously waived and relinquished its right to one-half of the Deposit under the Original PSA, shall be deemed to have forever waived and relinquished its right to the balance of the Deposit under the Original PSA.

5.          Casualty. In the event the Premises are damaged by fire, flood, storm, vandalism or in any manner during the period between date hereof and the Option Expiration Date and provided and on condition that Seller’s insurance carrier fully complies with its contractual obligations to compensate Seller for the damages it incurred by reason of such fire, flood, storm or vandalism, then, in such event, Seller shall be obligated to restore the Premises to a condition that is reasonably similar in all material respects to the condition that existed prior to such event and the Purchase Option shall not be affected in any manner.

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6.          Memorandum.         Simultaneously herewith, Purchaser and Seller have executed and delivered to Purchaser’s attorney, (i) a memorandum of this Agreement, a copy of which is attached hereto as Exhibit B (the "Option Memorandum") and (ii) (x) a completed and duly executed New York City Real Premises Tax Return (the "Option RPT"), and (y) a completed and duly executed New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (the "Option TP-584"), sufficient in form to permit recording of the Option Memorandum. The Option Memorandum, the Option RPT, the Option TP-584 and any other such documents (collectively, the "Memorandum Documents") shall be recorded or otherwise disposed of in accordance with the terms of this Agreement. Purchaser shall be responsible for all costs incurred in connection with the recording or filing of the Memorandum Documents. Notwithstanding the foregoing, each party shall bear its own legal costs in connection with the recording of the Option Memorandum. In the event Purchaser (i) terminates this Option Agreement, and/or (ii) fails to serve the Option Notice in a timely nammer, and/or (iii) fails and/or refuses to timely close under the terms and conditions of the Purchase Agreement, then, in any such event, Purchaser shall execute such documents as may be reasonably required by Seller to cancel, of record, the Memorandum Documents.

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7.          Notices.         All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall unless otherwise provided herein be in writing and shall be sent by (i) national overnight delivery service, or (ii) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (iii) personal delivery, addressed as follows:

(a)          If to Seller:

Mr. Jack Elo

Elo Organization

42 West 48th Street

New York, New York 10036

Facsimile: (212) 997-5539

with copies to:

Zane and Rudofsky

The Starrett Lehigh Building

601 West 26th Street, Suite 1315

New York, New York 10001

Attention: Eric S. Horowitz, Esq.

Facsimile: (212) 541-5555

(b)          If to Purchaser:

RCI Holdings Inc.

10959 Cutten Road, Houston, Texas 77066

Facsimile: (281) 397-6730

with a copy to:

Meister Seelig & Fein LLP

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Two Grand Central Tower

140 East 45th Street, 19th Floor

New York, New York 10017

Attention: Matthew E. Kasindorf, Esq.

Facsimile: (646) 539-3658

Any Notice so sent by overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic transmission report. A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section, additional or substituted parties to whom Notices should be sent hereunder.

8.          Representations and Warranties.

a)	Seller represents and warrants to Purchaser as of the date hereof that:

i.            Seller has all requisite power and authority to enter into this Option Agreement and to perform its obligations thereunder.

ii.         Seller has duly executed and delivered the Option Agreement and it constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws effecting creditors rights generally.

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iii.         The execution and delivery of the Option Agreement has been duly and validly authorized by Seller and no other entity proceedings on the part of Seller are necessary to authorize the Option Agreement, or to consummate the transactions contemplated thereby.

iv.         Seller is not a party to any management agreements, maintenance, union, employment or service contracts, pertaining to the Premises which will be binding upon Purchaser from and after the Purchase Closing Date.

v.           There are no leases, subleases, occupancy agreements, possession agreements or licenses of whatever type or kind on or affecting the Premises, except for the Triple Net Lease, dated February 3, 2003, by and between Seller, as Landlord, and Peregrine Enterprises Inc., as Tenant, as amended. Provided and on condition that the Triple Net Lease is still in full force and effect and the tenant thereunder is not in default under the terms and conditions of same, beyond any applicable cure period, then, in such event, Seller shall not enter into any new leases, subleases, occupancy agreements, possession agreements or licenses of whatever type or kind on or affecting the Premises while the Purchase Option is in full force and effect.

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vi.         To Seller's knowledge, there is no action, suit or proceeding pending or threatened against or affecting Seller or the Premises before any court or any governmental, administrative, regulatory, adjudicatory, or arbitrative body or agency of any kind regarding the ownership, use or possession of the Premises or which would adversely affect performance by Seller of its obligations pursuant to and as contemplated by other terms and provisions of the Option Agreement.

b)	Purchaser represents and warrants to Seller that as of the date hereof that:

i.            Purchaser has all requisite power and authority to enter into this Option Agreement and to perform its obligations thereunder.

ii.         Purchaser has duly executed and delivered this Option Agreement. The Option Agreement constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws effecting creditors rights generally.

iii.         The execution and delivery of the Option Agreement has been duly and validly authorized by Purchaser and no other corporate or partnership proceedings on the part of Purchaser are necessary to authorize the Option Agreement or to consummate the transactions contemplated thereby.

iv.         No consent of any person, entity or other party and no notice to, authorization, consent or approval of, filing with, or other action by, any governmental or regulatory agency, body or authority is necessary for the execution, delivery or performance of the Option Agreement or the consummation of the transactions contemplated thereby.

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v.           The execution, delivery and performance by Purchaser of the Option Agreement and the consummation of the transactions contemplated thereby (A) will not violate any provision of any applicable laws, statutes, codes, treaties, permits, decrees, ordinances, orders, rules, regulations and requirements of any governmental or regulatory agency, body or authority, (B) will not violate any provision of the formation or entity documents of Purchaser and (C) will not violate any provision of, or constitute (with or without due notice or lapse of time or both) a breach of or default under, or result in the creation or imposition of any lien on any asset of Purchaser pursuant to the provisions of, any mortgage, deed of trust, indenture, contract, agreement or other undertaking to which Purchaser is a party or which is binding upon Purchaser or upon any of its assets or properties.

The representations and warranties contained in this Section shall survive the execution and delivery of this Agreement.

9.          Covenants of Seller.         During the period from the date hereof until the termination of the Purchase Option in accordance with this Agreement, Seller shall not (i) encumber or transfer any development rights appurtenant to the Premises (except for the sale and transfer of the Air Rights pursuant to the Air Rights PSA) and/or (ii) amend or modify (other than non-material amendments or modifications, or amendments and/or modifications which do not survive the Closing) or renew any contract that would be binding on Purchaser.

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10.         Broker.         Purchaser and Seller each represent to each other that it has not dealt with any broker, finder or like agent in connection with this transaction. Purchaser and Seller hereby indemnify and holds the other party harmless from and against any and all claims for any commission, fee or other compensation by any person or entity who shall claim to have dealt with either party in connection with this transaction and for any and all costs incurred by the other party in connection with any such claims including, without limitation, reasonable attorneys' fees and disbursements. The provisions of this Section shall survive the exercise of the Purchase Option or the expiration or termination of this Option Agreement.

11.         Assignment.         Purchaser may not, and shall not assign this Option Agreement without the prior written consent of Seller in each instance, which may be withheld for any or no reason whatsoever. Any attempted assignment without the prior written consent of Seller shall be null and void. Notwithstanding the foregoing, Purchaser shall have the right to assign this Option Agreement to an entity controlled by Eric S. Langan (or a successor thereto) without the consent of the Seller. In such event, the assignee shall be deemed the purchaser under the Purchase Agreement.

12.         Miscellaneous.

a)   All oral or written statements, representations, promises, and agreements of Seller and Purchaser are merged into and superseded by this Option Agreement, which alone fully and completely expresses their understanding as to the option rights granted hereunder.

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b)   This Option Agreement may not be altered, amended, changed, waived, or modified in any respect or particular unless the same shall be in writing signed by Seller and Purchaser. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

c)   This Option Agreement shall be governed by the laws of New York. If any provisions hereof shall be unenforceable or invalid, such unenforceability or invalidity shall not affect the remaining provisions of this Agreement.

d)   The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court.

e)   Seller hereby irrevocably designates its counsel, Zane and Rudofsky, as its agent for service of process in connection with any matter relating to this Agreement. Purchaser hereby irrevocably designates its counsel, Meister, Seelig & Fein as its agent for service of process in connection with any matter relating to this Agreement.

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f)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns.

13.         Litigation.         In the event of any litigation between the parties hereto to enforce any of the provisions of this Option Agreement or any right of either party hereto, the substantially non-prevailing party to such litigation shall pay to the substantially prevailing party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the substantially prevailing party in and as part of the judgment rendered in such litigation. The provisions of this Section 13 shall survive the termination hereof, the execution of the Purchase and Sale Agreement, the termination of the Purchase Agreement and/or the closing under the Purchase Agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Option Agreement to be executed the day and year first above written.

REGENT 33rd REALTY CORP.

By:	/s/ Jack Elo
Jack Elo, President

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RCI HOLDINGS INC.

By:	/s/ Eric S. Langan
Eric S. Langan, President

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EXHIBIT A

PURCHASE AND SALE AGREEMENT

Between

REGENT 33rd REALTY CORP.,

SELLER,

and

RCI HOLDINGS INC.

PURCHASER.

Premises:

50 West 33rd Street,

New York, New York

(As more particularly described

in Schedule A hereto)

Dated: ________________, 201_

- i -

TABLE OF CONTENTS

(continued)

		Page

30.	ATTORNEYS’ FEES.	27
31.	LIKE-KIND EXCHANGE.	28
32.	PURCHASER’S TITLE COMPANY	28

Schedules

A	Schedule of Property
B	List of Personalty

Exhibits

1	Escrow Agent's Wire Instructions
2	Bargain and Sale Deed Without Covenants
3	Form of Bill of Sale
4	FIRPTA Affidavit
5	Assignment and Assumption Agreement

- ii -

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) made as of the ____ day of _________, ____, between REGENT 33rd REALTY CORP. (f/k/a Regent Photo Video Electronic, Inc.), having an address c/o Zane and Rudofsky, 601 West 26th Street, Suite 1315, New York, New York 10001 (“Seller”) and RCI Holdings Inc, having an address at 10959 Cutten Road, Houston, Texas 77066 (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is owner and holder of a fee simple estate in and to that certain piece and parcel of land more particularly described in Schedule A annexed hereto and known as 50 West 33rd Street, New York, New York (the “Land”), together with all improvements located thereon, and all fixtures, machinery equipment and other personal property attached thereto or used in connection therewith, if any, except to the extent owned by Tenant (as hereinafter defined) (collectively, the “Building”); the Building together with the Land and all right, title and interest of Seller, if any, in and to all leases, easements, licenses, rights of way, privileges, appurtenances, and other rights pertaining to the Land being sometimes referred to hereinafter as the “Premises”);

WHEREAS, Seller desires to sell the Property (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement;

WHEREAS, Purchaser and Seller have entered into an Option Agreement dated October 21, 2013 (the “Option Agreement”) whereby Purchaser was given the exclusive right to purchase the Premises on the terms and conditions set forth in this Agreement;

WHEREAS, Purchaser’s affiliate, is presently the tenant of the entire Building pursuant to that certain Triple Net Lease dated February 3, 2003, by and between Seller, as landlord, and Peregrine Enterprises Inc. (the “Tenant”), as tenant, as amended, modified and/or assigned (the “Triple Net Lease”) pursuant to which Tenant is the tenant of the entire Building and responsible for all maintenance, costs and expenses associated with the Building, including, but not limited to real estate taxes, water charges, and the removal of violations;

WHEREAS, as a result of the Triple Net Lease and the occupancy of the entire Building by Tenant, Purchaser is fully familiar with all aspects of the Property; and

WHEREAS, except as otherwise specifically set forth in this Agreement, Purchaser has agreed to purchase the Premises, “as is”, subject to all violations, liens, easements and all other matters set forth herein.

NOW, THEREFORE, in exchange for the mutual covenants and agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.          DEFINITIONS:

Adjourned Closing Date	Section 5(c)(v)
Adjusted Purchase Price	Section 3(c)

Agreement	Preamble
Apportionment Date	Section 6(a)
Bankruptcy Law	Section 8(a)(ix)
Broker	Section 11(a)
Building	Recitals
Business Day	Section 29(c)
Closing	Section 15(a)
Closing Date	Section 15(a)
Commitment	Section 5(c)(i)
Deposit	Section 3(a)
ERISA	Section 9(f)(ii)
Escrow Agent	Section 3(a)
Exculpated Parties	Section 9(a)(i)
Land	Recitals
Limitation Period	Section 9(e)
Must Cure Item	Section 5(c)(iii)
New Closing Notice	Section 5(f)
Non-Objectionable Encumbrances	Section 5(c)(v)
Notices	Section 16(a)
Option Agreement	Recitals

Permitted Encumbrances	Section 5(a)
Personalty	Section 2(a)
Premises	Recitals
Property	Section 2(a)
Property Taxes	Section 6(b)
Purchase Price	Section 3
Purchaser	Preamble
Representation(s)	Section 9(c)
Scheduled Closing Date	Section 15
Seller	Preamble
Seller’s Actual Knowledge	Section 9(d)
Surveys	Section 5(c)(ii)
Taking	Section 8(a)(vii)
Tenant	Recitals
Title Cure Period	Section 5(c)(v)
Title Objection	Section 5(c)(iii)
Transfer Taxes	Section 13(a)
Transfer Tax Laws	Section 13(a)
United States Person	Section 9(c)(viii)
Utilities	Section 6(c)
Violations	Section 5(i)

2.          PURCHASE AND SALE:

(a)          Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement; (i) the Premises; (ii) all of Seller’s right, title and interest in, to and to the fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other tangible and intangible personal property, if any (iii) all of Seller’s right, title and interest in, to and under any warranties, permits, licenses, certificates of occupancy, and approvals relating to the Premises, if any (iv) all of Seller’s right, title and interest in, to and under any service, maintenance, supply and other contracts relating to the operation, maintenance and construction of the Premises, if any (v) all of Seller’s right, title and interest in, to and under any warranties, if any, issued by any manufacturers and contractors in connection with construction or installation of equipment included as part of the Premises, to the extent applicable, available and transferable (vi) all of Seller’s right, title and interest in, to and under any easements and rights of way appurtenances, strips, gores and other rights, if any, pertaining to the Premises (vii) all of Seller’s right title and interest in, and to zoning and development rights, if any, and other general intangibles, if any, relating to the Premises and (viii) the fixtures, equipment and machinery, if any, and appliances and other personal property, if any, owned by Seller, located at the Premises and listed on Schedule B hereto (the “Personalty”). The items described in clauses (i), (ii), (iii), (iv), (v), (vi) (vii) and (viii) above shall be referred to herein collectively as the “Property”.

(b)          The parties hereto acknowledge and agree that the value of the Personalty, if any, is de minimis and that no part of the Purchase Price is allocable thereto. Although it is not anticipated that any sales tax shall be due and payable, Purchaser agrees that if a sales tax is due, Purchaser will pay any and all State of New York and City of New York sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder under any applicable laws of State of New York or City of New York, and shall defend and indemnify Seller from and against any and all claims and expenses (including, but not limited to, reasonable attorney’s fees) associated therewith or relating thereto. The parties further agree that Seller shall not be obligated to remove any property from the Premises and may leave all personalty at the Premises that Seller deems fit. All such personalty shall be deemed abandoned by the Seller as of the Closing Date.

(c)          Reference is made to the Option Agreement. Terms not otherwise defined herein shall have their respective meanings set forth in the Option Agreement.

3.          PURCHASE PRICE, INITIAL PAYMENT AND DEPOSIT:

The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is Ten Million ($10,000,000) Dollars, subject to adjustment credits, if any, as provided in this Agreement, payable as set forth below:

(a)          Purchaser has previously delivered a deposit to Zane and Rudofksy, as escrow agent (“Escrow Agent”) the aggregate sum of Seven Hundred Fifty Thousand ($750,000.00) (the “Deposit”), of which $375,000.00 (the “Released Deposit”) was previously released to the Seller and of which $375,000.00 remains in escrow (the “Remaining Deposit”). Purchaser hereby confirms that it, forever, unconditionally and irrevocably waives and relinquishes any and all right, title and interest in and/or to the Released Deposit. However, Purchaser shall still be entitled to a credit for the full amount of the Deposit at the Closing.

(b)          (i)          the Remaining Deposit shall remain in an interest bearing money market account at Signature Bank, or such other bank as the Escrow Agent may designate, it being agreed that the Escrow Agent shall not be liable for (y) any loss of such investment (unless due to Escrow Agent’s gross negligence or willful misconduct) or (z) any failure to attain a favorable rate of return on such investment. Escrow Agent shall deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

(1)         The Remaining Deposit shall be delivered to Seller at the Closing as a credit against the Purchase Price (with the Released Deposit) upon receipt by Escrow Agent of a statement executed by Seller and Purchaser authorizing the Remaining Deposit to be released; or

(2)         The Remaining Deposit shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser, or as ordered by a court of competent jurisdiction or other dispute resolution forum.

(ii)         If litigation is commenced between Seller and Purchaser, Escrow Agent shall have the right, but not the obligation, to deposit the Remaining Deposit with the clerk of the court in which said litigation is pending and Escrow Agent shall also have the right, but not the obligation, to take such other and/or additional affirmative steps as Escrow Agent may elect, in Escrow Agent’s sole discretion, in order to terminate Escrow Agent’s duties hereunder, including but not limited to commencing an action for interpleader, the costs and Escrow Agent’s legal fees in connection therewith to be borne by whichever of Seller or Purchaser is the losing party in such interpleader action. Escrow Agent may act as attorney for the Seller in any litigation arising out of or relating to this Purchase and Sale Agreement, the Premises and/or the Triple Net Lease.

(iii)        Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel), including all of Escrow Agent’s fees and expenses with respect to any interpleader action or other action, legal fees or expenses incurred in connection with this Agreement, and such liability shall be joint and several; provided, however, that, as between Purchaser and Seller, the prevailing party in any dispute over the Remaining Deposit shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are inconsistent with each other or in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Remaining Deposit and may decline to take any other action. After delivery of the Remaining Deposit in accordance herewith and except as provided in this subparagraph (iii), Escrow Agent shall have no further liability or obligation of any kind whatsoever.

(iv)        Escrow Agent shall have the right at any time to resign upon ten (10) business days’ prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company or national title insurance company with offices in New York, New York to act as successor Escrow Agent hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Remaining Deposit, and the interest accrued thereon, to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

(v)         The interest earned on the Remaining Deposit shall be treated as part of and delivered to the party entitled to receive the Deposit as provided in this Agreement; provided, however, that if the Seller receives the interest such interest shall not be treated as a credit against the Purchase Price. The party receiving such interest shall pay any income taxes thereon. Seller’s and Purchaser’s taxpayer identification numbers are as follows:

Seller: ______________; Purchaser: _____-______________.

(c)          At the Closing, Seller shall be entitled to retain the Remaining Deposit and Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Deposit) to Seller, as adjusted pursuant to Section 6 and any provision hereof entitling Purchaser to credit(s) against the Purchase Price (such balance as adjusted, the “Adjusted Purchase Price”).

(d)          At Closing, Purchaser shall pay the Adjusted Purchase Price to Seller, in accordance with Seller’s written instructions by (a) bank checks payable to Seller or Seller’s designee drawn on a nationally recognized bank which is a member of the New York Clearing House Association and/or (b) by wire transfers in immediately available federal funds to bank accounts designated, in writing, by Seller.

(e)          Seller may use any or all of the Purchase Price to satisfy existing mortgages, if any, on the Premises. Purchaser hereby requests, and Seller hereby agrees to use its best efforts to obtain an assignment of any existing mortgage on the Premises to Purchaser’s lender. All costs, fees and expenses, including but not limited to any legal fees charged by any mortgagee(s), in providing such assignment shall be borne solely by Purchaser.

The provisions of this Section 3 shall survive the Closing or termination of this Agreement.

4.          STATUS OF TITLE:

Subject to the terms and provisions of this Agreement, Seller’s fee simple title to the Property shall be sold, assigned and conveyed by Seller to Purchaser, and Purchaser shall accept and assume same, subject only to all Permitted Encumbrances (as hereinafter defined). Except as expressly set forth herein, Seller shall not be obligated to incur any expense or liability to cure, remedy or remove any actual or alleged defect in, or cloud on title and/or to otherwise render title marketable and/or insurable.

5.          TITLE INSURANCE; LIENS:

(a)          All usual and customary Schedule B “exceptions”, violations and/or notices in the Commitment (as hereinafter defined) and any and all other existing (but not disclosed) and/or new violations issued through and including the Closing Date shall be deemed to be “Permitted Encumbrances,” as to which Purchaser agrees to accept title subject to, without any reduction in, or credit to the Purchase Price.

(b)          The following shall also be Permitted Encumbrances:

(i)          The possible absence of a Certificate of Occupancy for the Building;

(ii)         Variations between or among: (x) the Certificate of Occupancy and/or (y) other records of The City of New York and/or (z) the actual structures, actual room counts, or actual uses or occupancies provided same do not render title to the Property uninsurable at regular rates without the payment of additional premiums;

(iii)        Variations between and new or existing surveys and/or the descriptions contained in any prior Deeds and/or the Commitment (as hereinafter defined), on the one hand, and any Tax Maps or other municipal records, on the other hand provided same do not render title to the Property uninsurable at regular rates without the payment of additional premiums;

(iv)        Any and all other violations of, conditions imposed by, and/or non-compliance with: any federal, New York State or New York City statute, rule, regulation, or code, relating to zoning or use and occupancy applicable to any Building, including, but not limited to, all violations relating the elevators and boilers;

(v)         All present and future building, zoning, subdivision, landmark, historic, wetlands, fire and safety restrictions, regulations, laws, ordinances, resolutions and orders of any State, municipal or other governmental authorities having jurisdiction over the Premises or the use or improvement thereof;

(vi)        Any and all recorded covenants, restrictions, easements and agreements provided same do not render title to the Property uninsurable at regular rates without the payment of additional premiums. The violation of any covenant, restriction, easement and/or agreement shall not be deemed to be an objection to title provided that Purchaser’s title company shall agree to insure, at no additional cost, either (x) against collection out of, or enforcement against the Property; or (y) that the Building may remain in its present location as long as same shall stand;

(vii)       Any state of facts which a current survey of the Premises would show;

(viii)      The rights of public utility companies, if any, to install, maintain and operate lines, poles, pipes, distribution boxes, and other equipment and installations over, under or along the street next to the Premises or the part of the Premises next to the street, or running to improvements on the Premises;

(ix)         Any estate taxes, inheritance taxes and other taxes owed by any party in the chain of title, provided Seller agrees to deposit with Purchaser’s title company a sum sufficient to pay such taxes or to release the Premises from the lien thereof and/or Purchaser’s title company agrees to omit same at no additional cost to Purchaser; and

(x)          All encroachments and projections of walls, foundations, trim, fences or other improvements, installations or appurtenances onto the Premises or from the Premises onto adjoining property; variations between actual and/or record lines and any tax map; and consents for the erection and maintenance of any structures on, under or above any streets or roads adjoining the Premises.

(xi)         Zoning Lot Development and Easement Agreement, Declaration of Zoning Lot Restrictions, Easement for Light and Air, all between Seller and 38-46 West 33 Street LLC and executed on or about October 21, 2013.

(c)          (i)          Purchaser, at its sole cost and expense, will promptly order a new title commitment (the “Commitment”) for an owner’s policy of title insurance with respect to Purchaser’s acquisition of the Premises.

(ii) Purchaser, at its sole cost and expense, will promptly order an ALTA Survey (the “Survey”).

(iii)        Purchaser shall direct the title company to deliver a copy of the Commitment and any update to the Commitment to Seller and Seller’s attorneys simultaneously with its delivery of the same to Purchaser. Purchaser shall notify Seller in writing by no later than ten (10) business days prior to Closing, of any objections to any matters shown in the Commitment (the “Title Objection”) that Purchaser believes Seller is obligated to cure. Seller have no obligation to remove, or otherwise cure a Title Objection which has been recorded or otherwise placed or suffered by the affirmative act of the Tenant under the Triple Net Lease. Seller shall cause (i) any existing mortgages on the Property to be paid off in full at or prior to Closing or otherwise omitted as an exception at no additional cost to Purchaser, unless the same are being assigned to Purchaser’s lender and (ii) all mechanics’ liens and all judgment liens affecting the Property, which were voluntarily caused or created by Seller, to be removed, without any cap on the amount Seller is required to expend therefor. The items Seller is required to remove and/or pay off pursuant to this Section 5(c)(iii) are referred to collectively herein as the “Must Cure Item.”

(iv)        Intentionally omitted.

(v) Purchaser shall not be entitled to object to, and shall be deemed to have approved, any and all non-monetary claims, notices, encumbrances or other title exceptions or objections (and the same shall not constitute Title Objections, but shall instead be deemed to be Permitted Encumbrances) only if (i) Purchaser’s title company is willing to insure at no additional cost to Purchaser, or (ii) which will be extinguished upon the transfer of the Property at no additional cost to Purchaser, or (iii) any such claim, notice, encumbrance or other title exception or objection is the result of, or arises out of the use and occupancy of the Property by Tenant or the affirmative act of Tenant or its agents or representatives (collectively, the “Non-Objectionable Encumbrances”). Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate a proper Title Objection by the Closing Date, unless the same are waived by Purchaser without any abatement in the Purchase Price, Seller may, upon at least two (2) business days’ prior notice to Purchaser (except with respect to matters first disclosed during such two (2) business day period, as to which matters notice may be given at any time through and including the Scheduled Closing Date) adjourn the Closing Date (such date to which Seller adjourns the Closing Date is the “Adjourned Closing Date”), for a period not to exceed thirty (30) days (the “Title Cure Period”), in order to attempt to eliminate such exceptions.

(d)          If Seller is unable to eliminate any proper Title Objection within the Title Cure Period after using commercially reasonable efforts then, unless the same is waived by Purchaser, Seller may cancel this Agreement and, upon the return of the Remaining Deposit along with a reimbursement for Purchaser’s usual and customary title and survey costs, Seller shall have no further obligation and/or liability to Purchaser.

(e)          Intentionally omitted.

(f)          If Seller has adjourned the Closing Date in order to cure a Must Cure Item in accordance with the provisions of this Section 5, Seller shall, upon the satisfactory cure thereof, promptly reschedule the Closing Date, upon at least five (5) business days’ prior notice to Purchaser to a date that is mutually convenient for the parties (the “New Closing Notice”); it being agreed, however, that if any Title Objection arise between the date the New Closing Notice is given and the rescheduled Closing Date, Seller may again adjourn the Closing for a reasonable period or periods, in order to attempt to cause such exceptions to be eliminated; provided, however, that Seller shall not be entitled to adjourn the new Scheduled Closing Date pursuant to this Section 5 for a period or periods in excess of forty-five (45) days in the aggregate, past the originally scheduled Closing Date.

(g)          If the Commitment discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller shall deliver to the title company affidavits showing that such judgments, bankruptcies or other returns are not against Seller in order to induce the title company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over.

(h)          Intentionally omitted.

(i)          Notwithstanding anything to the contrary contained herein, Purchaser expressly and unconditionally agrees to purchase the Property subject to (x) any and all notes, notices or evidence of any violations of law, municipal ordinances, codes, orders, designations, or requirements whatsoever noted in or issued by any federal, state, city, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Property and whether or not such note, notice or evidence of any violations of law, municipal ordinances, codes, orders, designations, or requirements imposed or imposes a fine, penalty or other monetary assessment against the Property or the owner thereof, and (y) any condition or state of repair or disrepair, whether or not noted, existing as of the transfer of title, which has, may or would result in a violation, notice, lien, fine or the like being issued or placed on the Premises except if same is the responsibility of Seller under the Triple Net Lease or caused by the affirmative act of the Seller (“Violations”). All such Violations and underlying conditions shall be deemed to be Permitted Encumbrances.

(j)          Seller shall not be obligated to remedy or repair the underlying condition that gave or gives rise to any of the Permitted Exceptions.

(k)          Intentionally omitted.

6.          APPORTIONMENTS:

(a)          Provided and on condition that Tenant is current on the rental obligations under the Triple Net Lease, the rent under such Triple Net Lease shall be apportioned between Seller and Purchaser as of the day immediately preceding the Closing Date (the “Apportionment Date”) based upon the actual number of days in the month during which the Closing occurs. In the event Tenant is indebted to Seller for any obligations under the Triple Net Lease as of the Closing Date, then, in such event, all such money due and owing shall be added to the Purchase Price and shall be paid by Purchaser to Seller at Closing.

(b)          Purchaser warrants and represents that all real estate taxes, water charges, sewer rents and any and all other governmental taxes, charges or assessments levied or assessed against the Property (collectively, the “Property Taxes”) which are due and owing on the Closing Date shall be paid, in full, prior to or at the time of the Closing, and Purchaser shall defend, indemnify and hold Seller harmless from and against any and all claims arising out of the failure to fully and timely pay all such Property Taxes (including, but not limited to any and all penalties and interest that may be due and owing as a result of the failure to timely pay any such Property Taxes).

(c)          Charges for all electricity, steam, gas and other utility services (collectively, “Utilities”) shall continue to be billed in the manner previously undertaken up to the Apportionment Date and from and after the Apportionment Date, all Utilities shall be billed to Purchaser’s, or its affiliate, account. If for any reason such change over in billing does not occur as of the Closing Date, Purchaser shall be responsible for all charges associated with all Utilities on and after the Closing Date.

(d)          Purchaser shall receive a credit for the amount of the security deposit under the Triple Net Lease.

(e)          The provisions of this Section 6 shall survive the Closing for a period of twelve (12) months.

7.          COVENANTS OF SELLER:

(a)          During the period from the date hereof until the Closing Date, Seller shall:

(i)          be permitted to enter into any agreements with respect to all or any portion of the Property provided that (i) such agreements expire by their terms on or prior to the Closing Date or, in the case of contracts, shall be terminated by Seller as of the Closing Date and (ii) Seller is otherwise permitted to enter into same pursuant to the terms of the Triple Net Lease.

(ii)         maintain in full force and effect the insurance policies currently in effect with respect to the Property (or replacements continuing similar coverage) and not take or permit any action or failure to act that would impair any such coverage;

(iii)        operate, manage and maintain the Property in a manner consistent in all material respects with past practice in the ordinary course;

(iv)        give prompt written notice to Purchaser of any fire or other casualty affecting any portion of the Property after the date of this Agreement; and

(v)         in the event Seller becomes aware that any representation, warranty or covenant of Seller set forth in this Agreement will not be true and correct in any material respect on the Closing Date, then Seller shall give prompt written notice thereof to Purchaser, which notice shall include all appropriate information related thereto that is in Seller’s possession or control. In the event Seller can undertake any action that will cause such representation, warranty or covenant to be true and correct, without spending in excess of Fifty Thousand ($50,000.00) Dollars, then, in such event, Seller shall undertake such action and will be provided with such reasonable adjournments of the Closing Date as may be necessary in order to complete such action. In the event the basis for any such representation, warranty or covenant being untrue or incorrect is beyond the control of Seller, then, Purchaser may either (a) cancel this Agreement and receive the return of its Remaining Deposit or (b) proceed with the Closing, without any credit, abatement or adjustment in the Purchase Price.

(b)          Seller shall not, except as permitted herein, without Purchaser’s prior approval:

(i)          encumber or transfer any development rights appurtenant to the Property except as otherwise agreed to between the parties;

(ii)         enter into any new lease for space at the Premises;

(iii)        amend or modify (other than non-material amendments or modifications, or amendments and/or modifications which do not survive the Closing) or renew any of the Contracts that will survive the Closing; or

(iv)        enter into any new Contracts which survive the Closing.

(c)          Seller further covenants that it will at any time and from time to time after the Closing Date, upon reasonable request of Purchaser, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required for the assigning, transferring, granting, assuring and confirming to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being sold to Purchaser pursuant to this Agreement; provided that Seller shall not incur any expense, or obligation or liability with respect to same.

8.          CONDITIONS TO CLOSING:

(a)          The obligation of Purchaser to effect the Closing shall be subject to the fulfillment (or written waiver by Purchaser) at or prior to the Closing Date of the following conditions:

(i)          Representations and Warranties. The representations and warranties of Seller contained in Section 9(c) of this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date.

(ii)         Performance of Obligations. Seller shall have in all material respects performed or completed with, as the case may be all covenants and other obligations required to be performed or complied with by Seller under this Agreement on and prior to the Closing Date.

(iii)        Delivery of Documents. Each of the documents required to be delivered by Seller at Closing shall have been delivered as provided herein.

(iv)        Intentionally Omitted.

(v)         Title. The Purchaser’s title company is ready, willing and able to issue to Purchaser a standard owner’s title policy for the Premises, subject only to the Permitted Encumbrances and Violations, and as required pursuant to the terms and conditions of this Agreement

(vi)        Intentionally omitted.

(vii)       On the Closing Date, no part of the Property shall have been acquired, by authority of any governmental agency or condemning authority in the exercise of its power of eminent domain, nor on the Closing Date shall there be any threat or imminence of any such acquisition (a “Taking”); if Purchaser elects to waive this condition, then Seller shall, on the Closing Date, (i) assign and remit to Purchaser the net proceeds of any award or other proceeds of such Taking that has been collected by Seller as a result of such Taking less the reasonable out-of-pocket expenses actually incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds that may be payable to Seller as a result of such Taking.

(viii)      On the Closing Date, no action or proceeding shall have been instituted before any court or governmental authority that seeks to restrain or prohibit any use of the Property or the consummation of the transaction contemplated herein (an action or proceeding instituted by or on behalf of Purchaser or Seller or an affiliate of Purchaser or Seller shall not, in and of itself, cause this condition to fail) (the “Action”). In the event any such action has been brought, that Purchaser’s title company is not willing to insure without exception for that Action and issue title insurance to Purchaser in accordance with this Agreement, then and in that event, Seller shall be entitled to (a) a reasonable adjournment of Closing, not to exceed thirty (30) days, during which Seller may (x) settle, or dispose of, or otherwise deal with the action, so that the title company will agree to issue title insurance to Purchaser in accordance with this Agreement; or if the title company is not willing to insure without exception for the Action and issue title insurance to Purchaser in accordance with this Agreement by reason of pendency of the action, , or (b) if Seller is unable to accomplish or satisfy either (x) hereof, then and in that event, Seller or Purchaser may cancel and terminate this Agreement whereupon the Remaining Deposit shall be immediately returned to Purchaser and no party hereto shall have any claims against the other, except with respect to provisions that expressly survive termination of this Agreement.

(ix)         As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appointed a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(x)          On the Closing Date, Seller shall have delivered (or caused to be delivered) to Purchaser’s title company such releases, UCC termination statements or other instruments necessary to release of record and beneficially any and all mortgages, financing statements or other security documents affecting all or any part of the Property, or, if the Existing Financing is being assigned to Purchaser’s lender, then assignments thereof in lieu of terminations. If, Seller cannot produce such terminations (other than those related to the Existing Financing) after using diligent, good faith efforts, and (i) Purchaser’s title company agrees to omit the same as exceptions to title at no additional cost to Purchaser and (ii) Purchaser’s lender agrees that such omission is sufficient to allow such lender to lend to Purchaser notwithstanding the failure of the Seller to produce such terminations, then Seller shall be deemed to have satisfied such obligation.

(b)          Failure of Condition. If any condition precedent to the Seller’s obligation to close is not satisfied by the Seller and, in the event Seller can undertake any action that to comply with such condition precedent, without spending in excess of Fifty Thousand ($50,000.00) Dollars, then, in such event, Seller shall undertake such action and will be provided with such reasonable adjournments of the Closing Date as may be necessary in order to complete such action. In the event the basis for an unsatisfied condition precedent is beyond the control of Seller, then, Purchaser may either (a) cancel this Agreement and receive the return of its Remaining Deposit or (b) proceed with the Closing, without any credit, abatement or adjustment in the Purchase Price.

9.          CONDITION OF THE PROPERTY; REPRESENTATIONS:

(a)          (i)          PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED THE MATERIALS, IF ANY, REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, BROKER, SALESPERSON, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER, AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN PURCHASER) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE “EXCULPATED PARTIES”) HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OR DEVELOPMENT OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN.

(ii)         PURCHASER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE EXCULPATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM.

(iii)        PURCHASER IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION (ORAL OR WRITTEN) PROVIDED BY SELLER, OR ANY OF THE OTHER EXCULPATED PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN.

(b)          PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IT IS PURCHASING THE PROPERTY “WHERE IS; AS IS” AND “WITH ALL FAULTS”, VIOLATIONS (INCLUDING, BUT NOT LIMITED TO THE CONDITIONS GIVING RISE TO ANY AND ALL VIOLATIONS) BASED UPON THE PAST AND/OR PRESENT CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY REASONABLE WEAR AND TEAR AND LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED. PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY.

(c)          Seller hereby represents and warrants to Purchaser as of the date hereof and as of Closing as follows (each a “Representation” and collectively, the “Representations”):

(i)           Seller has full power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, and at the time of Closing will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and do not and, at the time of Closing will not, violate any provision of any agreement or judicial order to which Seller or the Property is subject.

(ii)          Seller has no actual knowledge of any action, suit, litigation, hearing or administrative proceeding, or claim pending against Seller with respect to all or any portion of the Premises. Seller has not received any notice that any investigation, action, suit, litigation, hearing or administrative proceeding or claim is threatened. Seller is not operating under or subject to, and Seller is not in default with respect to, any order, writ, injunction or decree that related to the Property or any part thereof.

(iii)        There are no condemnation, eminent domain or landmark proceedings pending, or to Seller’s Actual Knowledge, threatened against the Premises.

(iv)        Seller has not conveyed to any other party, any development rights with respect to the Property.

(v)         The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational and governing documents of any entity constituting Seller or the organizational and governing documents of any member, manager, general partner, or other stake holder of any entity constituting Seller, or any other agreement or instrument to which any entity constituting Seller is a party or by which all or any part of the Property is bound, (ii) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (iii) to the knowledge of Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (iv) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (v) require the consent, waiver or approval of any third party, if any, which Seller shall obtain on or before Closing.

(vi)        There is no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, pending or, to the Seller’s Actual Knowledge, threatened against Seller.

(vii)       Seller has not received from any insurance company which carries insurance on any of the Property, or any Board of Fire Underwriters, any notice of any defect or inadequacy in connection with the Property, or its operation and Seller has no knowledge of any such defect or inadequacy which might materially increase the premium or cause the cancellation of any insurance policy or would materially and adversely affect the insurability of the Property which has not been cured or corrected.

(viii)      Seller is a “United States person” within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(ix)         Seller has good title to all the Personalty and the execution and delivery to Purchaser of the Bill of Sale required to be delivered at Closing shall vest good title to all of the Personalty in Purchaser (or its designee(s)), free and clear of liens, encumbrances and adverse claims, except as provided in this Agreement.

(x)          No person, firm, or entity other than Purchaser has any rights to acquire all or any part of the Premises.

(xi)         All insurance premiums have been paid and no act has been taken or permitted or failed to be taken that would impair any insurance coverage. There are no casualty or property damages claims outstanding; there are no claims other than personal injury claims under Sellers’ liability policies; all existing claims are covered by the insurance and are being defended by the insurance companies.

(xii)        Seller is not a party to any equipment leases.

(xiii)       The execution, delivery and performance of this Agreement in accordance with its terms do not violate any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it or the Premises is bound.

(d)          Any and all uses of the phrase, “to Seller’s Actual Knowledge” or other references to Seller’s knowledge in this Agreement, shall mean the actual, present, conscious knowledge of Jack Elo. Without limiting the foregoing, Purchaser acknowledges that Mr. Elo has not performed and is not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, shall be imputed to Mr. Elo, nor shall he be deemed to have constructive knowledge of any information known to any other individual or entity.

(e)          The representations and warranties of Seller contained in this Section 9 shall survive the Closing for three (3) months following the Closing Date (the “Limitation Period”). Purchaser shall be entitled to payment from Seller of an amount equal to the damages Purchaser suffered as a result of the breach of any representation and warranty.

(f)          Purchaser hereby represents and warrants to Seller as of the date hereof and as of Closing that:

(i)          Purchaser is a corporation duly organized and existing under the laws of the State of New York; has full power and authority to enter into and perform this Agreement in accordance with its terms; and this Agreement and all documents executed by Purchaser which are to be delivered to Seller at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Purchaser and are, and at the time of Closing will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(ii)         Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Seller at Closing a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement. Purchaser is not a “party in interest” within the meaning of ERISA with respect to any beneficial owner of Seller.

(iii)        Purchaser is acquiring the Property for its own use and development and will not assign this Agreement, or any rights hereunder, to any third party at or prior to the Closing Date. Notwithstanding the foregoing, and provided and on condition that Purchaser has fulfilled all of its obligations hereunder including, but not limited to, the obligation to pay Seller the adjusted Purchase Price at Closing, Purchaser may, contemporaneously but not prior to the Closing hereunder, transfer and/or assign any unused zoning and development rights, if any, relating to the Premises to any third party.

10.         DAMAGE AND DESTRUCTION:

(a)          The provisions of Section 5-1311 of the General Obligation law, known as the Uniform Vendor and Purchaser Risk Act, shall apply to this Agreement and the sale of the Premises as set forth in this Agreement, provided, however, that any abatement in the purchase price which the Purchaser may be entitled to by reason of a partial destruction or loss, as provided for in said act, shall in no event exceed the actual amount of insurance monies collected or collectible by Seller for such loss in case of partial destruction by fire or other causes covered by insurance carried by the Seller. In the event the moneys covering the above contingency has not been collected at the time set for Closing, all rights with respect thereto shall be assigned by the Seller to the Purchaser at the time of Closing and the Purchaser shall accept such assignment in lieu of any abatement, and shall pay to Purchaser the amount of any deductible and self-insurance.

(b)          For purposes of this paragraph and application of Section 5-1311 of the General Obligations Law, damage to be less than $150,000 to repair shall be deemed “immaterial.”

(c)          Notwithstanding the foregoing, in the event the combined value of any damage or destruction credits equals or exceeds twenty percent (20%) of the Purchase Price individually or in the aggregate, then Purchaser may, at its option, and in its sole and absolute discretion, elect to terminate this Agreement by written notice to Seller in which case Purchaser shall receive a refund of the Remaining Deposit and all earnings thereon.

11.         BROKERS AND ADVISORS:

(a)          Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby. Purchaser hereby agrees to indemnify, defend and hold Seller and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees of attorneys’ of Seller’s choosing, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

(b)          Seller represents and warrants to Purchaser that (i) it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby and agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees of attorneys’ of Seller’s choosing , court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby or otherwise incurred by Purchaser as a result of Seller’s breach of its representations above.

(c)          The provisions of this Section 11 shall survive the termination of this Agreement or the Closing.

12.         TAX REDUCTION PROCEEDINGS

Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Premises for real estate taxes or a refund of Property Taxes previously paid to the City of New York for any prior fiscal year and/or to contest any Premises value assessment made for the Premises or any portion thereof for the current fiscal year. Seller shall have the right to withdraw, settle or otherwise compromise tax certiorari proceedings affecting real estate taxes assessed against the Premises for any period prior to the Closing. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs shall be apportioned between Seller and Purchaser as of the Apportionment Date. If, in lieu of a tax refund, a tax credit is actually received with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs, then (x) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (y) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds or credits applicable to any fiscal period prior to the current Tax Year shall belong solely to Seller (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, same shall be paid to Seller within five (5) business days following receipt thereof. All refunds or credits or applicable to the current fiscal period shall be adjusted between Seller and Purchaser as one of the closing adjustments and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser , Purchaser shall pay Seller its portion thereof within five (5) business days following receipt thereof. Any tax reduction proceedings and tax savings for any period for any periods after the Closing shall belong to the Purchaser exclusively and shall be controlled by the Purchaser exclusively. The provisions of this Section 12 shall survive shall survive the termination of this Agreement or the Closing.

13.         TRANSFER TAXES AND TRANSACTION COSTS:

(a)          At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns as may be necessary to comply with any applicable city, county or state conveyance tax laws and/or New York real estate conveyance tax laws (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. At Closing, Seller shall pay to the appropriate party via Purchaser’s title company the Transfer Taxes payable if any, in connection with the consummation of the transactions contemplated by this Agreement.

(b)          Without limiting any other express provision of this Agreement, Seller shall be responsible for (i) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property, (ii) the Transfer Taxes described above, (iii) any recording fees, costs and charges relating to Seller obligations with respect to remove certain specific Title Objections, (iv) all Must Cure Items, as provided in Section 5(e), all charges in connection with required or elective escrows delivered by Seller, in connection with Seller obligations or otherwise, and/or closing fees.

(c)          Without limiting any other express provision of this Agreement, Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property, (iii) all premiums and fees for title examination and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, (iv) all costs and expenses incurred in connection with any financing obtained by Purchaser, including without limitation, loan fees, mortgage recording taxes, financing costs and lender’s legal fees, and (v) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement.

(d)          The provisions of this Section 13 shall survive the termination of this Agreement or the Closing.

14.         DELIVERIES TO BE MADE ON THE CLOSING DATE:

(a)          Seller’s Documents and Deliveries: On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)          Duly executed and acknowledged Deed in the form of Exhibit 2;

(ii)         Duly executed Bill of Sale in the form of Exhibit 3;

(iii)        Copies, of plans and specifications, technical manuals and similar materials for the Building to the extent same are in Seller’s possession or control;

(iv)        A duly executed “FIRPTA” certification as to Seller’s non-foreign status in the form of Exhibit 4;

(v)         Copies, of all books and records relating to utility files and records of repairs and maintained by Seller during Seller’s ownership thereof, to the extent same are in Seller’s possession or control, excluding Seller’s corporate tax returns and financial statements;

(vi)        Keys and combinations in Seller’s possession relating to the operation of the Premises;

(vii)       A standard Owner’s affidavit of title (to enable the Purchaser’s title company to omit pre-printed exceptions or other matters that are not Permitted Encumbrances) in a form acceptable to said title company;

(viii)      An Assignment of the Triple Net Lease in the form annexed as Exhibit 5 hereto;

(ix)         Any other document required by this Agreement;

(x)          A copy of the resolution of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (ii) a good standing certificate for Seller issued by the State of New York dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein; and

(xi)         A Blumberg Form General Release from Seller in favor of Tenant and the Guarantor under the Lease releasing Tenant and Guarantor from any claims Seller may have against either of them arising out of or relating to the Lease; provided, however, that Tenant and the Guarantor shall remain liable to the Seller, to the extent set forth in the Lease or by operation of law for any and all claims which any third-party ever had, now has or hereinafter can, shall or may have against Seller arising out of or relating to the Lease and/or the Tenant’s use and occupancy of the Property, and, in addition, the Release shall not apply to, and/or waive or limit any and all claims for indemnification and/or contribution that the Seller may have against Tenant and/or the Guarantor, to the extent set forth in the Lease or by operation of law as a result of any claim asserted by a third-party.

(b)          Purchaser’s Documents and Deliveries: On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(i)          Payment of the balance of the Purchase Price payable in good funds and so as to be received by Closing by 5:00 p.m. eastern time, on the Closing Date, as adjusted for apportionments under Section 6, credits and other adjustments set forth in this Agreement;

(ii)         If Purchaser is a corporation, a copy of the resolution of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (ii) a good standing certificate for Purchaser issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date; (iii) a good standing certificate for Purchaser issued by the State of New York dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein;

(iii)        If Purchaser is a partnership, copies of partnership resolutions and/or consents of the constituent partners of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by a general partner of Purchaser; and

(iv)        If Purchaser is a limited liability company, (i) copies of the consent of the members of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all of the foregoing being certified as true and correct by the managing member(s) or sole member of Purchaser; (ii) an incumbency certificate executed by an officer or manager of Purchaser with respect to individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein.

(v)         A Blumberg Form General Release from Tenant and Guarantor in favor of Seller releasing Seller from any claims Tenant and/or the Guarantor may have against Seller arising out of or relating to the Lease; provided, however, that Seller shall remain liable to Tenant and the Guarantor, to the extent set forth in the Lease or by operation of law for any and all claims which any third-party ever had, now has or hereinafter can, shall or may have against Tenant and/or Guarantor arising out of or relating to the Lease and/or the Tenant’s use and occupancy of the Property, and, in addition, the Release shall not apply to, and/or waive or limit any and all claims for indemnification and/or contribution that the Tenant and/or Guarantor may have against Seller, to the extent set forth in the Lease or by operation of law as a result of any claim asserted by a third-party

(c)          Jointly Executed Documents: Seller and Purchaser shall on the Closing Date each execute, acknowledge (as appropriate) and deliver to Purchaser’s title company for release at Closing the following documents:

(i)          The returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein;

(ii)         Any other affidavit, document or instrument required to be delivered by Seller or Purchaser or reasonably requested by Purchaser’s title company (so long as such request does not add additional expenses, costs, liabilities, warranties or covenants to Seller unless otherwise provided for in this Agreement, including, without limitation, Seller’s Must Cure Items), pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Premises.

15.         CLOSING DATE:

(a)          The closing of the transactions contemplated hereunder (the “Closing”) shall occur in the City of New York, County of New York, and the documents referred to in Section 14 shall be delivered upon tender of the Purchase Price provided for in this Agreement, by 5:00 p.m., eastern time, on the date that is thirty (30) days from the date Purchaser exercises the Option Agreement (such date or such other date as mutually agreed upon by Seller and Purchaser, being referred to in this Agreement as the “Scheduled Closing Date”; and the actual date of the Closing, the “Closing Date”), at the offices of Purchaser’s lender, or the Purchaser’s counsel’s office or lender’s attorney’s office in New York County or Nassau County. The Closing shall occur in person and shall be effectuated by means of concurrent delivery of the documents of title, transfer of interests,) and the payment of the Purchase Price. Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to one (1) thirty (30) day extension of the Scheduled Closing Date.

(b)          In the event Purchaser elects to adjourn the Closing for thirty (30) days pursuant to the provisions of Section 15(a), time shall be of the essence as to the Purchaser, but not the Seller, with respect to the new Closing Date.

(c)          Purchaser shall have the right to accelerate the Closing Date by providing Seller with thirty (30) days’ advance notice of the new Closing Date. In the event Purchaser elects to accelerate the Closing and thereafter elects to adjourn the Closing, time shall be of the essence at to the Purchaser but not the Seller with respect to the adjourned Closing Date.

16.         NOTICES:

(a)          All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall unless otherwise provided herein be in writing and shall be sent by (a) national overnight delivery service, or (b) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (c) personal delivery, addressed as follows:

i.            If to Seller:

Jack Elo
Elo Organization
42 West 48th Street
New York, New York 10036
Facsimile: (212) 997-5539

with copies to:

Zane and Rudofsky
The Starrett Lehigh Building
601 West 26th Street, Suite 1315
New York, New York 10001
Attention: Eric S. Horowitz, Esq.
Facsimile: (212) 541-5555

ii.            If to Purchaser:

RCI Holdings Inc.

10959 Cutten RoadHouston, Texas 77066

Facsimile: (281) 397-6730

with a copy to:

Meister Seelig & Fein LLP

Two Grand Central Tower

140 East 45th Street, 19th Floor

New York, New York 10017

Attention: Matthew E. Kasindorf, Esq.

Facsimile: (646) 539-3658

(b)          Any Notice so sent by overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic transmission report. A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 16, additional or substituted parties to whom Notices should be sent hereunder.

(c)          To the extent any Notice(s) is required or permitted to be given hereunder, to or by multiple parties on the part of the Seller, a single Notice addressed to or signed by multiple entities shall be deemed adequate and sufficient as to all Notice requirements of this Agreement.

17.         DEFAULT BY PURCHASER OR SELLER:

(a)          If (i) Purchaser shall default in the payment of the Purchase Price, or (ii) Purchaser shall default in the performance of any of its other obligations to be performed prior to or on the Closing Date and shall fail to close in accordance with the terms of this Agreement and, with respect to only a default under this Section 17(a)(ii) if such default shall continue for five (5) business days after written notice from Seller to Purchaser (provided, however, that such notice shall not extend any time of the essence closing date), Seller’s sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Remaining Deposit as liquidated damages for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. If Seller validly terminated this Agreement pursuant to a right given to it hereunder and Purchaser takes any wrongful action in bad faith that materially interferes with Seller’s ability to sell, exchange, transfer, lease, dispose of or finance the Property (including, without limitation, the filing of any lis pendens or other form of attachment against the Property), then Purchaser shall be liable for all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys’ fees, court costs and disbursements but excluding incidental, remote and consequential damages, and lost profits) incurred by Seller by reason of such wrongful, bad faith action to contest by Purchaser.

(b)          If Seller shall default in any of its obligations to be performed on or prior to the Closing Date or be in breach of any of covenants or representations hereunder, and such default shall continue for five (5) business days after written notice to Seller, Purchaser shall have the right (i) to seek to obtain specific performance of Seller’s obligations hereunder, provided that any action for specific performance shall be commenced within sixty (60) days after written notice of such default and Seller has failed to cure such default within such time period, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs and all other reasonable costs of such action or (ii) to terminate this Agreement, and receive from Seller reimbursement of Purchaser’s reasonable and actual out-of-pocket costs and expenses incurred in connection with the transaction (excluding however consultant fees, legal fees, and the cost of conducting inspections of the Property and other due diligence), receive a return of the Remaining Deposit and upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding anything herein to the contrary, Purchaser shall have no right to seek specific performance, if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller. Notwithstanding anything to the contrary contained herein, in the event Seller is able to comply with all of its obligations hereunder but nevertheless willfully fails and refuses to close hereunder then, in such event, and only in such event, Purchaser may either seek specific performance of this Agreement or, in the alternative, receive a return of the Remaining Deposit.

(c)          The provisions of this Section 17 shall survive the termination hereof.

18.         HAZARDOUS MATERIALS:

(a)          Purchaser acknowledges that neither Seller nor any of the Exculpated Parties have made any representations or warranties as to whether the Property contains or has in the past contained Hazardous Materials (either below, at or above ground level) or pertaining to the extent, location, or nature of same. “Hazardous Materials” shall have the broadest meaning possible and shall include, but not be limited to “hazardous substances” as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. section 9601 et seq., as amended by the Superfund Amendments and Reauthorizations Act of 1986, Pub.L. No.99-499,100 Stat. 1613, and as otherwise amended, and regulations adopted pursuant to such Acts, and shall also include asbestos, all forms and fractions of petroleum and natural gas, petroleum products and any toxic biological matter.

(b)          Purchaser further acknowledges that neither Seller nor any of the Exculpated Parties have made any warranties or representations with respect to the compliance with any and all applicable codes, laws, rules, regulations, statutes, conditions or restrictions of any governmental or quasi-governmental entity with respect to the investigation of, maintenance of and/or removal of any Hazardous Materials; and Seller shall have no obligation to undertake any work, or incur any expense with respect to the investigation, removal, encapsulation, remediation or any other action regarding any Hazardous Materials.

(c)          Purchaser further acknowledges that this Purchase and Sale Agreement, and Purchaser’s obligation to close hereunder is not subject to, nor conditioned upon any testing, inspection and/or investigation nor any other requirement regarding Hazardous Materials.

(d)          Purchaser and its successors and assigns shall defend, indemnify and hold Seller and all Exculpated Parties harmless from and against any and all cost, loss, damage, or expense including without limitation attorneys’ fees, arising from or relating to any claim, suit, judgment, violation or proceeding brought or asserted by any third party of any nature, including, but not limited to governmental or quasi governmental entity, of any nature arising out of or relating to the presence of any Hazardous Materials at, below, or above ground level of the Property arising out of, or relating to Tenant’s use and occupation of the Building and/or which was brought on to, or permitted to be brought on to the Premises by Tenant.

(e)          In the event Purchaser elects to undertake any investigation and/or testing for Hazardous Materials, Purchaser shall provide Seller with five (5) business days’ advance notice of the date and time of such investigation and/or testing. Such notice shall set forth, with specificity, the name of the company undertaking the investigation and/or testing, together with the nature and extent of such investigation and/or testing. Seller shall have the reasonable right to object to any such investigation or testing that it deems unsafe or dangerous. Notwithstanding the fact that Purchaser has the right to conduct an investigation and/or testing for Hazardous Materials the past and/or present existence of any Hazardous Materials and/or any condition arising out of or relating to the past and/or present existence of any Hazardous Materials shall not provide Purchaser with grounds to cancel this Agreement.

(f)          Prior to any inspection of the Property being undertaken by any of Purchaser’s agents or representatives, each such agent and/or representative shall provide Seller with a certificate of insurance in a form reasonable satisfactory to Seller, naming Seller as an additional insured for bodily injury and death in an amount of not less than One Million ($1,000,000) Dollars per occurrence and for property damage in an amount of not less than Two Million ($2,000,000) Dollars.

(g)          Purchaser shall pay Seller on demand the actual out-of-pocket costs and expenses of repairing and restoring any damage to the Property resulting from Purchaser’s investigation unless such repairs and/or restoration is undertaken by Purchaser to the reasonable satisfaction of Seller

(h)          The terms and conditions of this Section 18 shall survive the Closing or termination of this Agreement.

19.         ENTIRE AGREEMENT:

This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement. The provisions of this Section 19 shall survive the Closing or the termination hereof.

20.         AMENDMENTS:

This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser.

21.         WAIVER:

No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this Section 21 shall survive the Closing or the termination hereof.

22.         SECTION HEADINGS:

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this Section 22 shall survive the Closing or the termination hereof.

23.         GOVERNING LAW:

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. The provisions of this Section 23 shall survive the Closing or the termination hereof.

24.         PARTIES; ASSIGNMENT AND RECORDING:

(a)          This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns. Notwithstanding the foregoing, neither party may assign this Agreement or the rights granted hereunder without the prior written consent of the other party, which may be withheld in such party’s sole discretion, for any or no reason whatsoever. Purchaser shall have the right to assign this Agreement to an entity controlled by Eric S. Langan.

(b)          Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s consent thereto, which may be withheld for any or no reason whatsoever.

25.         FURTHER ASSURANCES:

Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 25 shall survive the Closing or the termination hereof.

26.         THIRD PARTY BENEFICIARY:

This Agreement is an agreement solely for the benefit of Seller and Purchaser. No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 26 shall survive the Closing or the termination hereof.

27.         JURISDICTION AND SERVICE OF PROCESS:

The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Seller hereby irrevocably designates its counsel, Zane and Rudofsky, as its agent for service of process in connection with any matter relating to this Agreement. Purchaser hereby irrevocably designates its counsel, Meister, Selig & Fein as its agent for service of process in connection with any matter relating to this Agreement. The provisions of this Section 27 shall survive the Closing or the termination hereof.

28.         WAIVER OF TRIAL BY JURY:

Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement. The provisions of this Section 28 shall survive the Closing or the termination hereof.

29.         MISCELLANEOUS:

(a)          This Agreement may be executed in multiple counterparts, and pdf format, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(b)          Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

(c)          As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed. Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day” or “business days”) shall mean a calendar day or calendar days. If any time period ends on a day that is not a business day, then such period shall automatically be extended to the next business day.

(d)          The provisions of this Section 29 shall survive the Closing or the termination hereof.

30.         ATTORNEYS’ FEES:

In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the substantially non-prevailing party to such litigation shall pay to the substantially prevailing party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the substantially prevailing party in and as part of the judgment rendered in such litigation. This Section 30 shall survive Closing or the termination of this Agreement.

31.         LIKE-KIND EXCHANGE:

Seller desires, and Purchase is willing to cooperate (subject to the limitations set forth below), to effectuate the sale of the Property by means of an exchange of “like-kind” property which will qualify as such under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Seller reserves the right to assign its rights, but not its obligations, hereunder to a qualified intermediary as provided in I.R.C. Reg. 1.1031(k)-1(g)(4) on or before the Closing Date. Upon written notice from Seller to Purchaser, Purchaser agrees to cooperate with Seller to effect one or more like-kind exchanges with respect to the Property (including, without limitation, the signing of all required documents) provided that such cooperation shall be subject to the following conditions: (a) such exchange shall not delay the Closing and shall occur either simultaneously with the Closing or the purchase money proceeds payable to Seller shall be paid, upon Seller’s prior written direction to Purchaser, to a third party escrow agent or intermediary such that Purchaser shall not be required to participate in any subsequent closing, (b) Purchaser shall not be obligated to spend any sums or incur any expenses in excess of the sums and expenses which would have been spent or incurred by Purchaser if there had been no exchange, and (c) Purchaser shall not be obligated to acquire or accept title to any property other than the Property, and Seller shall not be obligated to acquire or accept title to any property. Once Purchaser has paid the purchase money proceeds as directed by Seller, Purchaser shall have no further obligation hereunder with respect to such “like-kind” exchange. Seller hereby indemnifies and holds Purchaser harmless from and against any costs, liabilities and expenses incurred or suffered by Purchaser in connection with the “like-kind” exchange or exchanges described herein with respect to the Property, which indemnity shall survive the Closing until the expiration of any applicable statute of limitations.

32.         PURCHASER’S TITLE COMPANY:

Purchaser designates Metropolitan Abstract Corporation, as agent for either First American Title, Stewart Title or Fidelity Title, as its title company for this transaction. In the event such title company is unable or unwilling to provide Purchaser with the necessary title insurance in order to consummate this transaction then, in such event, Purchaser shall be obligated to accept title insurance from a nationally recognized title insurance company designated by Seller provided and/or on condition that Seller’s title insurance company shall provide Purchaser with the insurance coverage that Purchaser’s title company was unwilling or unable to provide. In addition to, and notwithstanding the foregoing, if Purchaser’s title company is willing to provide the necessary title insurance but requires that Purchaser pay an additional premium for such insurance, but Purchaser is not obligated under this Contract to pay such additional premium then, in such event, Seller may elect, in its sole discretion, to pay such premium on Purchaser’s behalf.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

REGENT 33rd REALTY CORP.

By:
Jack Elo, President

RCI HOLDINGS INC.

By:
Eric S. Langan, President

The undersigned hereby acknowledges and consents

to the Escrow Provisions of Section 3 hereof:

ZANE and RUDOFSKY

By:
Eric S. Horowitz, Partner

ACKNOWLEDGMENTS

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On the ___ day of _______________, before me, the undersigned, personally appeared JACK ELO, Managing Member of REGENT 33rd REALTY CORP., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the entity upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On the ____ day of ______________, before me, the undersigned, personally appeared Eric S. Langan, President of RCI HOLDINGS, INC. personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the entity upon behalf of which the individual acted, executed the instrument.

Notary Public

SCHEDULE A

SCHEDULE OF PROPERTY

Sched A-1

Sched A-2

SCHEDULE B

LIST OF PERSONALY

NONE

EXHIBIT 1

ESCROW AGENT'S WIRE INSTRUCTIONS

ZANE AND RUDOFSKY ATTORNEYS’ TRUST ACCOUNT

SIGNATURE BANK – WIRE INSTRUCTIONS

Signature Bank

565 Fifth Avenue

New York, NY 10017

ABA # 026013576

SWIFT # SIGN US 33

Account Title: Zane and Rudofsky, Attorneys’ Trust Account

Account No.: 1500881492

Exh 1

EXHIBIT 2

BARGAIN AND SALE DEED WITHOUT COVENANTS

CONSULT YOUR LAWYER BEFORE SIGNING THIS INSTRUMENT-THIS INSTRUMENT SHOULD BE USED BY LAWYERS ONLY

THIS INDENTURE, made the      day of           ,

BETWEEN

party of the first part, and

party of the second part,

WITNESSETH, that the party of the first part, in consideration of

Dollars

paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

ALL that certain plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises; TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose. The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

IN PRESENCE OF:

Exh 2-1

ACKNOWLEDGEMENT TAKEN IN NEW YORK STATE

State of New York, County of      , ss:

On the       day of       in the year      , before me, the undersigned, personally appeared

, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

ACKNOWLEDGEMENT BY SUBSCRIBING WITNESS TAKEN IN NEW YORK STATE

State of New York, County of      , ss:

On the       day of       in the year      , before me, the undersigned, a Notary Public in and for said State, personally appeared      , the

subscribing witness to the foregoing instrument, with whom I am personally acquainted, who, being by me duly sworn, did depose and say that he/she/they reside(s) in

(if the place of residence is in a city, include the street and street number if any, thereof); that he/she/they know(s)

to be the individual described in and who executed the foregoing instrument; that said subscribing witness was present and saw said execute the same; and that said witness at the same time subscribed his/her/their name(s) as a witness thereto

ACKNOWLEDGEMENT TAKEN IN NEW YORK STATE

State of New York, County of      , ss:

On the       day of       in the year      , before me, the undersigned, personally appeared

, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

ACKNOWLEDGEMENT TAKEN OUTSIDE NEW YORK STATE

*State of      , County of      , ss:

*(Or insert District of Columbia, Territory, Possession or Foreign County)

On the       day of       in the year , before me       the undersigned personally appeared

Personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual make such appearance before the undersigned in the

(add the city or political subdivision and the state or country or other place the acknowledgement was taken).

Bargain and Sale Deed Without Covenants Title No. TO	SECTION: BLOCK: LOT: COUNTY OR TOWN: RETURN BY MAIL TO:

Exh 2-1

EXHIBIT 3

FORM OF BILL OF SALE

REGENT 33rd REALTY CORP., a ______________________________, having an office _________________________________________________________ (“Seller"), in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to Seller by ____________________________, having an address at _____________________________ ________________________ ("Purchaser"), the receipt and sufficiency of which are hereby acknowledged, hereby sells, conveys, assigns, transfers, delivers and sets over to Purchaser all fixtures, equipment, machinery, if any, appliances and other personal property (other than the Excluded Personalty, as defined in that certain Purchase and Sale Agreement dated _________ between Seller and Purchaser) owned by Seller and which are located at and used or usable in connection with the real property located at ______________________________________.

TO HAVE AND TO HOLD unto Purchaser and its successors and assigns to its and their own use and benefit forever.

This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty whatsoever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of this ___ day of ____________________, 2012.

By:
Name:
Title:

Exh 3-1

EXHIBIT 4

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by REGENT 33rd REALTY CORP. ("Seller"), the undersigned hereby certifies the following:

1.          Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.          Seller's U.S. employer identification number is _____________.

3.          Seller's office is:

__________________
__________________

4.          The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

REGENT 33rd REALTY CORP.

By:
Name:
Title:

_________________, 2012

Exh 4-1

EXHIBIT 5

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, made and entered into this ____ day of _______________, 2012, by and between REGENT 33RD REALTY CORP. ("Assignor"), a New York Corporation located c/o __________________________, and ___________________________ (“Assignee”), a ________________________, located ___________________________.

WITNESSETH:

In exchange for Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby assigns to Assignee all Assignor's right, title and interest in, to and under that certain Lease dated February 3, 2003 (the “Lease”), by and between Assignor, as landlord, and Peregrine Enterprises Inc, as tenant, for the premises known as 50 West 33rd Street, New York, New York;

TO HAVE AND TO HOLD unto each Assignee and its successors and assigns to their and their own use and benefit forever.

Assignee hereby expressly assumes the obligations of Assignor under the Lease, and Assignee shall defend, indemnify and hold Assignor harmless from and against and all and claims, causes of action, costs and expenses (including, but not limited to reasonable attorney’s fees of the attorneys of Assignor’s choosing) arising out of, or relating to the Lease.

This Agreement is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

REGENT 33RD REALTY CORP.

By:

ASSIGNEE:

By:

ACKNOWLEDGMENTS

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On the ____ day of _____________________, 2012, before me, the undersigned, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such person made such appearance before the undersigned.

Notary Public

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On the ____ day of _____________________, 2012, before me, the undersigned, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such person made such appearance before the undersigned.

Notary Public

EXHIBIT B

Record and Return to:

Emily B. Wolf, Esq.

Meister Seelig & Fein LLP

2 Grand Central Tower

140 East 45th Street, 19th Floor

New York, New York 10017

MEMORANDUM OF OPTION AGREEMENT

This Memorandum of Option Agreement (“Memorandum”) dated October 21, 2013 between Regent 33RD Realty Corp, a New York corporation, with an address c/o Zane and Rudofsky, 601 West 26th Street, Suite 1315, New York, New York 10001 (“Optioner”) and RCI Holdings Inc., a Texas corporation, having an address of 10959 Cutten Road, Houston, Texas 77066 (“Optionee”), who agree as follows:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optioner grants to Optionee the exclusive right to purchase Optioner’s interest in the real property known as 50 West 33rd Street, in the County of New York, City and State of New York, further described as Block 834 and Lot 73, more particularly described in Exhibit A attached hereto, pursuant to that certain Option Agreement (“Option Agreement”) dated as ofOctober 21, 2013, from the date hereof until midnight on the 30th day of September, 2018.

All the terms and conditions of the Option Agreement are made a part of this Memorandum of Option Agreement as though fully set forth herein

[Signature pages to follow]

IN WITNESS WHEREOF, the Optioner and Optionee have duly executed this Memorandum, this _21st _ day of October, 2013.

OPTIONER:

REGENT 33RD REALTY CORP., a New York corporation

By:	/s/ Jack Elo
Name:	Jack Elo
Title:	Managing Member

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF ___NY_____	)

On the _21st _ day of October in the year 2013 before me, the undersigned, a notary public in and for said State, personally appeared Jack Elo, Managing Member of Regent 33rd Realty Corp., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kara A. Lobdell
Notary Public

[Signature page for Memorandum of Option Agreement]

OPTIONEE:

RCI HOLDINGS INC., a Texas corporation

By:	/s/ Eric S. Langan
Name:	Eric S. Langan
Title:	President

STATE OF __Texas_____	)
	:	ss.:
COUNTY OF _Harris____	)

On the ____ day of October in the year 2013 before me, the undersigned, a notary public in and for said State, personally appeared Eric S. Langan, President of RCI Holdings, Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kim Milton
Notary Public

[Signature page for Memorandum of Option Agreement]

EXHIBIT A – LEGAL DESCRIPTION